ALLIANCEBERNSTEIN VARIABLE PRODUCTS SERIES FUND
U.S. LARGE CAP BLENDED STYLE PORTFOLIO

FORMER POLICIES
CURRENT POLICIES

Investment Objective:
Fundamental:
The investment objective of the Portfolio is long-term growth of capital. Non-fundamental:
The investment objective of the Portfolio is long-term growth of capital.

Fundamental Investment Policies:
The Portfolio may not, with respect to 75% of its assets (i) have more than 5% of its assets invested in any one issuer and (ii) own more than 10% of the outstanding voting securities of any one issuer.
The Portfolio is diversified.
The Portfolio may not invest 25% or more of the value of its total assets in the same industry (except that this restriction does not apply to securities issued or guaranteed by the U.S. Government, its agencies and instrumentalities).
The Portfolio may not concentrate investments in an industry, as concentration may be defined under the 1940 Act or the rules and regulations thereunder (as such statute, rules or regulations may be amended from time to time) or by guidance regarding, interpretations of, or exemptive orders under, the 1940 Act or the rules or regulations thereunder published by appropriate regulatory authorities.
The Portfolio may not mortgage, pledge or hypothecate or otherwise encumber its assets, except as may be necessary in connection with permissible borrowings.
Policy eliminated.
The Portfolio may not purchase securities on margin, but it may obtain such short-term credits from banks as may be necessary for the clearance of purchases and sales of securities.
Policy eliminated.
The Portfolio may not issue senior securities or borrow money, except as permitted by the 1940 Act and the regulations and interpretations thereunder.












Related non-fundamental policy:
Under the 1940 Act, the Portfolio is not permitted to borrow unless immediately after such borrowing there is "asset coverage," as that term is defined and used in the 1940 Act, of at least 300% for all borrowings of the Portfolio. In addition, under the 1940 Act, in the event asset coverage falls below 300%, a Portfolio must within three days reduce the amount of its borrowing to such an extent that the asset coverage of its borrowings is at least 300%.
The Portfolio may not issue any senior security (as that term is defined in the 1940 Act) or borrow money, except to the extent permitted by the 1940 Act or the rules and regulations thereunder (as such statute, rules or regulations may be amended from time to time) or by guidance regarding, or interpretations of, or exemptive orders under, the 1940 Act or the rules or regulations thereunder published by appropriate regulatory authorities.
For the purposes of this restriction, margin and collateral arrangements, including, for example, with respect to permitted borrowings, options, futures contracts, options on futures contracts and other derivatives such as swaps are not deemed to involve the issuance of a senior security.

Related non-fundamental policy eliminated.
The Portfolio may not make loans to other persons, except that the Portfolio may lend its portfolio securities in accordance with applicable law. The acquisition of investment securities or other investment instruments shall not be deemed the making of a loan.
The Portfolio may not make loans except through (i) the purchase of debt obligations in accordance with its investment objectives and policies;
(ii) the lending of portfolio securities; (iii) the use of repurchase agreements; or (iv) the making of loans to affiliated funds as permitted under the 1940 Act, the rules and regulations thereunder (as such statutes, rule or regulations may be amended from time to time), or by guidance regarding, and interpretations of, or exemptive orders under, the 1940 Act.
The Portfolio may not purchase or sell real estate unless acquired as a result of the ownership of securities or other instruments; provided that this restriction shall not prohibit the Portfolio from investing in securities or other instruments backed by real estate or in securities of companies engaged in the real estate business.
The Portfolio may not purchase or sell real estate except that it may dispose of real estate acquired as a result of the ownership of securities or other instruments. This restriction does not prohibit the Portfolio from investing in securities or other instruments backed by real estate or in securities of companies engaged in the real estate business.
The Portfolio may not purchase or sell physical commodities unless acquired as a result of the ownership of securities or instruments; provided that this restriction shall not prohibit the Portfolio from (i) engaging in permissible options and futures transactions and forward currency contracts in accordance with the Portfolio's investment policies, or (ii) investing in securities of any kind.

Related non-fundamental policies:
The Portfolio will limit its use of futures contracts and options on futures contracts so that either (i) the contracts or options thereon are for "bona fide hedging" purposes as defined under regulations of the Commodity Futures Trading Commission ("CFTC") or (2) if for other purposes, no more than 5% of the liquidation value of the Portfolio's total assets will be used for initial margin of option premiums required to establish non-hedging positions.
The Portfolio may not purchase or sell a stock index future if, immediately thereafter, more than 30% of its total assets would be hedged by stock index futures. ... The Portfolio may not purchase or sell a stock index future if, immediately thereafter, the sum of the amount of margin deposits on the Portfolio's existing futures positions would exceed 5% of the market value of the Portfolio's total assets.
The Portfolio may not purchase or sell commodities regulated by the Commodity Futures Trading Commission under the Commodity Exchange Act or commodities contracts except for futures contracts and options on futures contracts.




Related non-fundamental policies eliminated.
The Portfolio may not act as an underwriter of securities, except that the Portfolio may acquire restricted securities or securities in private placements under circumstances in which, if such securities were sold, the Portfolio might be deemed to be an underwriter within the meaning of the Securities Act.
The Portfolio may not act as an underwriter of securities, except that a Portfolio may acquire restricted securities under circumstances in which, if such securities were sold, the Portfolio might e deemed to be an underwriter for purposes of the Securities Act. of 1933, as amended
(the "Securities Act").

Non-fundamental Investment Policies:
The Portfolio may invest up to 10% of its total assets in convertible securities.
The Portfolio may invest in convertible securities.
The Portfolio may invest up to 20% of its total assets in non-U.S. securities. The Portfolio may invest in non-U.S. securities.
The Portfolio may enter into forward commitments for up to 30% of its assets. The Portfolio may enter into forward commitments.
The Portfolio may write covered exchange-traded call options on its securities up to 15% of its total assets, and purchase exchange-traded call and put options on common stocks up to 10% of its total assets.
The Portfolio may write covered exchange-traded call options on its securities and may purchase exchange-traded call and put options on common stocks.
The Portfolio may make short sales of securities or maintain a short position, but only if at all times when a short position is open not more than 33% of its net assets is held as collateral for such sales.
The Portfolio may make short sales of securities or maintain a short position. The Portfolio may invest up to 5% of its total assets in rights or warrants. The Portfolio may invest in rights or warrants.
The Portfolio may invest up to 15% of its net assets in illiquid securities. The Portfolio will limit its investment in illiquid securities to no more than 15% of net assets or such other amount permitted by guidance regarding the 1940 Act.
The Portfolio may make loans of portfolio securities up to 33-1/3% of its total assets (including collateral for any security loaned).
The Portfolio may lend portfolio securities to the extent permitted under the 1940 Act or the rules and regulations thereunder (as such statute, rules or regulations may be amended from time to time) or by guidance regarding, interpretations of, or exemptive orders under, the 1940 Act.
The Portfolio will limit its investments in standby commitments so that the aggregate purchase price of the securities subject to the commitments does not exceed 20% of its assets.
Policy eliminated.
Under the 1940 Act, the Portfolio may invest not more than 10% of its total assets in securities of other investment companies. In addition, under the 1940 Act each Portfolio may not own more than 3% of the total outstanding voting stock of any investment company and not more than 5% of the value of each Portfolio's total assets may be invested in the securities of any investment company.
The Portfolio may invest in the securities of other investment companies, including exchange-traded funds, to the extent permitted under the 1940 Act or the rules and regulations thereunder (as such statute, rules or regulations may be amended from time to time) or by guidance regarding, interpretations of, or exemptive orders under, the 1940 Act or the rules or regulations thereunder published by appropriate regulatory authorities.

The Portfolio may not purchase securities on margin, except (i) as otherwise provided under rules adopted by the SEC under the 1940 Act or by guidance regarding the 1940 Act, or interpretations thereof, and (ii) that the Portfolio may obtain such short-term credits as are necessary for the clearance of portfolio transactions, and the Portfolio may make margin payments in connection with futures contracts, options, forward contracts, swaps, caps, floors, collars and other financial instruments.


SK 00250 0073 695908














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